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                                                                    Exhibit 23.3
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                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Skaneateles Bancorp, Inc.:

We consent to inclusion in the Registration Statement on Form S-4 of BSB Bancorp, Inc. of our report dated January 8, 1999, relating to the consolidated balance sheets of Skaneateles Bancorp, Inc. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998, which report is included in the December 31, 1998 annual report on Form 10-K of Skaneateles Bancorp, Inc.

We also consent to the reference to our firm under the heading "Experts" in the prospectus.



                                        /s/ KPMG LLP

April 9, 1999
Syracuse, New York